Exhibit 99.4

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE DEBT SECURITIES OFFERINGS](1)

PROSPECTUS SUPPLEMENT

(to Prospectus dated , 20 )

$[      ]

Oxford Lane Capital Corp.

% [Insert ranking/conversion information] Notes due [ ]

We are a non-diversified, closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, or the “1940 Act.” Our investment objective is to maximize our portfolio’s total return. We seek to achieve our investment objective by investing primarily in senior, secured loans made to companies whose debt is unrated or is rated below investment grade (“Senior Loans”), with an emphasis on current income. Those investments may take a variety of forms, including the direct purchases of Senior Loans (either in the primary or secondary markets) or through investments in entities that in turn own a pool of Senior Loans. We have initially implemented our investment objective by purchasing in the secondary market portions of equity and junior debt tranches of collateralized loan obligation (“CLO”) vehicles. Structurally, CLO vehicles are entities that were formed to originate and manage a portfolio of loans. The loans within the CLO vehicle are limited to loans which meet established credit criteria and are subject to concentration limitations in order to limit a CLO vehicle’s exposure to a single credit.

Oxford Lane Management, LLC manages our investments and its affiliate arranges for the performance of the administrative services necessary for us to operate.

We are offering $ in aggregate principal amount of % [Insert ranking/conversion information] notes due , which we refer to as the Notes. [Insert relevant information regarding interest payments, redemption, etc.]

An investment in our notes is subject to risks and involves a heightened risk of total loss of investment. In addition, the CLO securities in which we invest are subject to special risks. See “Risk Factors” beginning on page [ ] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our notes.

Please read this prospectus supplement and the accompanying prospectus before investing in our notes and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our notes. We file annual, semi-annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 or by telephone at (203) 983-5275, or on our website at http://www.oxfordlanecapital.com. Information contained on our website is not incorporated by referenced into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price		%	$
Sales Load (Underwriting Discounts and Commissions)		%	$
Proceeds to the Company (before expenses)		%	$

[The underwriters may also purchase up to an additional $ total aggregate principal amount of notes offered hereby, to cover overallotments, if any, within days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $ , the total underwriting discount (sales load) paid by us will be $ , and total proceeds, before expenses, will be $ .]

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about , 20 .

Prospectus Supplement dated , 20 .

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Plan of Distribution	103
Custodian, Transfer and Distribution Paying Agent and Registrar	105
Brokerage Allocation and Other Practices	105
Legal Matters	105
Experts	105
Available Information	105
Index to Financial Statements	F-1

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, respectively, before investing in our notes.

Neither we nor the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

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SUMMARY

The following summary contains basic information about the offering of our notes pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of our notes pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the notes we are offering. You should carefully read the section entitled “Risk Factors” included in this prospectus supplement and the accompanying prospectus and the section entitled “Business” and our consolidated financial statements included in the accompanying prospectus.

Except where the context requires otherwise, the terms ‘‘Oxford Lane Capital,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Oxford Lane Capital Corp.; ‘‘Oxford Lane Management’’ and ‘‘investment adviser’’ refer to Oxford Lane Management, LLC; and ‘‘BDC Partners’’ refers to BDC Partners, LLC.

Overview

We are a non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. Our investment objective is to maximize our portfolio’s total return. We seek to achieve our investment objective by investing primarily in senior, secured loans made to companies whose debt is unrated or is rated below investment grade (‘‘Senior Loans’’), with an emphasis on current income. Those investments may take a variety of forms, including the direct purchases of Senior Loans (either in the primary or secondary markets) or through investments in entities that in turn own a pool of Senior Loans. We believe that recent dislocations in the credit market have created opportunities to purchase our targeted investments at attractive risk adjusted returns.

We have initially implemented our investment objective by purchasing in the secondary market portions of equity and junior debt tranches of collateralized loan obligation (‘‘CLO’’) vehicles. Substantially all of the CLO vehicles in which we may invest would be deemed to be investment companies under the 1940 Act but for the exceptions set forth in section 3(c)(1) or section 3(c)(7). Structurally, CLO vehicles are entities that were formed to originate and manage a portfolio of loans. The loans within the CLO vehicle are limited to loans which meet established credit criteria and are subject to concentration limitations in order to limit a CLO vehicle’s exposure to a single credit. A CLO vehicle is formed by raising various classes or ‘‘tranches’’ of debt (with the most senior tranches being rated ‘‘AAA’’ to the most junior tranches typically being rated ‘‘BB’’) and equity. The CLO vehicles which we focus on are collateralized primarily by Senior Loans, and generally have very little or no exposure to real estate, mortgage loans or to pools of consumer-based debt, such as credit card receivables or auto loans. We may also invest, on an opportunistic basis, in other corporate credits of a variety of types. We expect that each of our investments will range in size from $1 million to $12 million, although the investment size may vary consistent with the size of our overall portfolio.

Oxford Lane Management manages our investments and its affiliate arranges for the performance of the administrative services necessary for us to operate.

Distributions

In order to qualify as a regulated investment company, or ‘‘RIC,’’ and to avoid corporate level tax on the income we distribute to our stockholders, we are required, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the ‘‘Code,’’ to distribute at least 90% of our ordinary income and short-term capital gains to our stockholders on an annual basis.

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The following table reflects the cash distributions, including dividends and returns of capital, if any, per share that we have declared on our common stock to date:

Date Declared	Record Date	Payment Date	Amount
Fiscal 2013
July 31, 2012	September 14, 2012	September 28, 2012	$0.55
May 22, 2012	June 15, 2012	June 29, 2012	0.55
Total (2013)			1.10
Fiscal 2012
January 25, 2012	March 16, 2012	March 30, 2012	0.55
October 24, 2011	December 16, 2011	December 30, 2011	0.50
July 22, 2011	September 16, 2011	September 30, 2011	0.50
April 6, 2011	June 16, 2011	June 30, 2011	0.50
Total (2012)			2.05
Fiscal 2011
March 7, 2011	March 21, 2011	April 1, 2011	0.25
Total (2011)			0.25
			$3.40

For accounting purposes the distributions declared for the fiscal periods ended March 31, 2012 and 2011 were in excess of the reported earnings. However, as a RIC, earnings and distributions are determined on a tax basis. For tax purposes, the distribution declared in March 2011 and paid in April 2011 is considered a distribution for the tax year 2012. Furthermore, taxable earnings are determined according to tax regulations and differ from reported income for accounting purposes. Therefore, for the fiscal period ended March 31, 2011 distributions were spilled-back for tax purposes in an amount equal to taxable earnings. Based on current estimates of taxable earnings for fiscal 2012 and 2013, we do not expect that any portion of the above-referenced dividends will represent a tax return of capital to our stockholders; however, there can be no assurance that actual results will not differ materially from the projections and assumptions upon which the amount of such dividend was based. To the extent that taxable earnings for any fiscal year are less than the amount of the dividends paid during the year, there would be a tax return of capital to shareholders. The tax character of any distributions will be determined after the end of the fiscal year.

Use of Proceeds From Prior Offerings

Since the closing of our initial public offering on January 25, 2011 and including two subsequent rights offerings on August 26, 2011 and April 27, 2012, through [ ], 2012 we have invested approximately $[ ] million of the cumulative net proceeds we received from our initial public offering (including the proceeds received from the underwriters' partial exercise of the over-allotment option) and subsequent rights offerings, representing approximately [ ]% of those cumulative proceeds. Consistent with our investment objective, these investments were made in junior debt and equity tranches of CLOs.

Oxford Lane Management

Our investment activities are managed by Oxford Lane Management, which is an investment adviser that has registered under the Investment Advisers Act of 1940, or the “Advisers Act.” Under our investment advisory agreement with Oxford Lane Management, which we refer to as our “Investment Advisory Agreement,” we have agreed to pay Oxford Lane Management an annual base management fee based on our gross assets, as well as an incentive fee based on our performance. See “Investment Advisory Agreement.”

We expect to benefit from the proven ability of our investment adviser’s team to identify attractive opportunities, conduct diligence on and value prospective investments, negotiate terms where appropriate, and manage and monitor a diversified portfolio although we do not intend to operate as a “diversified” investment company within the meaning of the 1940 Act. Our investment adviser’s senior investment team members have broad investment backgrounds, with prior experience at investment banks, commercial banks, unregistered investment funds and other financial services companies, and have collectively developed a broad network of contacts to provide us with our principal source of investment opportunities.

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Our investment adviser is led by Jonathan H. Cohen, our Chief Executive Officer, and Saul B. Rosenthal, our President. Messrs. Cohen and Rosenthal are assisted by Darryl M. Monasebian and Hari Srinivasan, who serve as Senior Managing Director and Managing Director, respectively, for Oxford Lane Management. We consider Messrs. Cohen, Rosenthal, Monasebian and Srinivasan to be Oxford Lane Management’s senior investment team.

Messrs. Cohen and Rosenthal, together with the other members of Oxford Lane Management’s investment team, have developed an infrastructure that we believe provides Oxford Lane Capital with a competitive advantage in locating and acquiring attractive Senior Loans and CLO investments.

Charles M. Royce is a non-managing member of Oxford Lane Management. Mr. Royce has served as President since 1972, and a member of the Board of Managers since 2001, of Royce & Associates, LLC (“Royce & Associates”). He also serves as Royce & Associates’ Co-Chief Investment Officer and manages or co-manages twelve of Royce & Associates’ open- and closed-end registered funds. Mr. Royce currently serves on the Board of Directors of The Royce Funds and TICC Capital Corp. Mr. Royce is also a non-managing member of TICC Management, LLC, the investment adviser for TICC Capital Corp. Mr. Royce, as a non-managing member of Oxford Lane Management, does not take part in the management or participate in the operations of Oxford Lane Management; however, Mr. Royce may be available from time to time to Oxford Lane Management to provide certain consulting services without compensation. Royce & Associates is a wholly owned subsidiary of Legg Mason, Inc.

In addition, we will pay BDC Partners, an affiliate of Oxford Lane Management, our allocable portion of overhead and other expenses incurred by BDC Partners in performing its obligations under an administration agreement by and among us and BDC Partners (the “Administration Agreement”), including rent, the fees and expenses associated with performing compliance functions, and our allocable portion of the compensation of our Chief Financial Officer, Chief Compliance Officer and any administrative support staff. These arrangements will create conflicts of interest that our Board of Directors must monitor.

Investment Focus

Our investment objective is to maximize our portfolio’s total return. We seek to achieve our investment objective by investing primarily in Senior Loans, with an emphasis on current income. Those investments may take a variety of forms, including the direct purchases of Senior Loans (either in the primary or secondary markets) or through investments in entities that in turn own a pool of Senior Loans. We have initially implemented our investment objective by investing principally in the equity and junior debt tranches of CLO vehicles, which are collateralized primarily by a diverse portfolio of leveraged corporate loans, and which generally have very little or no exposure to real estate or mortgage loans or to pools of consumer-based debt, such as credit card receivables or auto loans. We may invest in securities issued by foreign entities, including foreign CLO vehicles.

The CLO investments we have initially targeted generally represent either a residual economic interest, in the case of an equity tranche, or a debt investment collateralized by a portfolio of Senior Loans. The value of our CLO investments generally depend on both the quality and nature of the underlying portfolio it references and also on the specific structural characteristics of the CLO itself, both of which are described below.

CLO Structural Elements

Structurally, CLO vehicles are entities that were formed to originate and manage a portfolio of loans. The loans within the CLO vehicle are limited to loans which meet established credit criteria and are subject to concentration limitations in order to limit a CLO vehicle’s exposure to a single credit.

A CLO vehicle is formed by raising multiple “tranches” of debt (with the most senior tranches being rated “AAA” to the most junior tranches typically being rated “BB”) and equity. As interest payments are received the CLO vehicle makes contractual interest payments to each tranche of debt based on their seniority. If there are funds remaining after each tranche of debt receives its contractual interest rate and the CLO vehicle meets or exceeds required collateral coverage levels (or other similar covenants) the remaining funds may be paid to the equity tranche. The contractual provisions setting out this order of payments are set out in detail in the CLO vehicle’s indenture. These provisions are referred to as the “priority of payments” or the “waterfall” and determine any other obligations that may be required to be paid ahead of payments of interest and principal on the securities issued by a CLO vehicle. In addition, for payments to be made to each tranche, after the most senior tranche of debt, there are various tests which must be complied with, which are different for each CLO vehicle.

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CLO indentures typically provide for adjustments to the priority of payments in the event that certain cashflow or collateral requirements are not maintained. The collateral quality tests that may divert cashflows in the priority of payments are predominantly determined by reference to the par values of the underlying loans, rather than their current market values. Accordingly, we believe that CLO equity and junior debt investments allow investors to gain diversified exposure to the Senior Loan market on a levered basis without being structurally subject to mark-to-market price fluctuations of the underlying loans. As such, although the current valuations of CLO equity and junior debt tranches are expected to fluctuate based on price changes within the loan market, interest rate movements and other macroeconomic factors, those tranches will generally be expected to continue to receive distributions from the CLO vehicle periodically so long as the underlying portfolio does not suffer defaults, realized losses or other covenant violations sufficient to trigger changes in the waterfall allocations. We therefore believe that an investment portfolio consisting of CLO equity and junior debt investments of this type has the ability to provide attractive risk-adjusted rates of return.

The diagram below is for illustrative purposes only. The CLO structure highlighted below is only a hypothetical structure and structures among CLO vehicles in which we may invest may vary substantially from the hypothetical example set forth below.

The Syndicated Senior Loan Market

We believe that while the syndicated leveraged corporate loan market is relatively large, with Standard and Poor’s estimating the total par value outstanding at approximately $[ ] as of [ ], 2012, this market remains largely inaccessible to a significant portion of investors that are not lenders or approved institutions. The CLO market permits wider exposure to syndicated Senior Loans, but this market is almost exclusively private and predominantly institutional.

The Senior Loan market is characterized by various factors, including:

•	Seniority. A Senior Loan typically ranks senior in a company’s capital structure to all other forms of debt or equity. As such, that loan maintains the senior-most claim on the company’s assets and cash flow, and, we believe should, all other things being equal, offer the prospect of a relatively more stable and lower-risk holding.

•	Floating rate instruments. A Senior Loan typically contains a floating versus a fixed interest rate, which we believe provides some measure of protection against the risk of interest rate fluctuation.

•	Frequency of interest payments. A Senior Loan typically provides for scheduled interest payments no less frequently than quarterly.

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In the current environment, we believe the above attributes seem particularly desirable.

Investment Opportunity

We believe that the Senior Loan market has and continues to represent an attractive area for investment. We believe that the CLO equity and junior debt investments we intend to seek currently represent, as a class, an opportunity to obtain attractive risk-adjusted investment returns. We believe that a number of factors support this conclusion, including:

•	We believe that the long-term and relatively low-cost capital that many CLO vehicles have secured, compared with the increasing asset spreads and the introduction of more LIBOR floors have created opportunities to purchase certain CLO equity and junior debt instruments that may produce attractive risk-adjusted returns.

•	We believe that CLO equity and junior debt have generally become more liquid since mid-2009. From late 2007 through mid-2009, these assets traded only very infrequently. We believe that greater recent liquidity in this market has created an opportunity to better analyze and compare various equity and debt instruments from among a large number of different structures.

•	We believe that although Senior Loan asset prices have risen since mid-2010, CLO equity and junior debt instruments still offer attractive risk-adjusted returns.

•	We believe that larger institutional investors with sufficient resources to source, analyze and negotiate the purchase of these assets may refrain from purchasing assets of the size that we are targeting, thereby potentially reducing the competition for our target investments.

•	We believe that investing in CLO securities and CLO equity instruments in particular, requires a high level of research and analysis. We believe that typically this analysis can only be adequately conducted by knowledgeable market participants, as the nature of that analysis tends to be highly specialized.

•	We believe that a stronger credit market for Senior Loans has substantially reduced the risk of collateral coverage test violations across many CLO structures, thereby reducing the risk that current cash distributions otherwise payable to junior debt tranches and/or equity will be diverted under the priority of payments to pay down the more senior obligations in various CLO structures.

•	We believe that the US CLO market is relatively large with a total par value of approximately $250 billion invested in over 500 different CLO vehicles. We estimate the size of the junior-most debt tranches (specifically the tranches originally rated “BB”) is approximately $9.0 billion (of which “turbo BB” tranches are an attractive sub-segment), and the size of the equity tranches is approximately $20 billion.

Summary Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in Oxford Lane Capital involves other risks, including the following:

•	We have a limited operating history as a closed-end investment company;

•	We are dependent upon Oxford Lane Management’s key personnel for our future success;

•	Our incentive fee structure and the formula for calculating the fee payable to Oxford Lane Management may incentivize Oxford Lane Management to pursue speculative investments, use leverage when it may be unwise to do so, or refrain from de-levering when it would otherwise be appropriate to do so;

•	A general increase in interest rates will likely have the effect of making it easier for our investment adviser to receive incentive fees, without necessarily resulting in an increase in our net earnings due to the “catch up” feature of the incentive fee;

•	CLO vehicles are very highly levered (typically 10-14 times), and therefore the junior debt and equity instruments in which we invest are subject to a higher degree of risk of total loss;

•	Our portfolio of investments may lack diversification among CLO vehicles which may subject us to a risk of significant loss if one or more of these CLO vehicles experiences a high level of defaults on its underlying Senior Loans;

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•	The Senior Loan portfolios of the CLO vehicles in which we will invest may be concentrated in a limited number of industries, which may subject those vehicles, and in turn us, to a risk of significant loss if there is a downturn in a particular industry in which a number of our CLO vehicles’ investments are concentrated;

•	Our financial results may be affected adversely if one or more of our significant equity or junior debt investments in such CLO vehicles defaults on its payment obligations or fails to perform as we expect;

•	Investing in CLO vehicles and other high-yield corporate credits involves a variety of risks, any of which may adversely impact our performance;

•	A disruption or downturn in the capital markets and the credit markets could impair our ability to raise capital and negatively affect our business;

•	We may borrow money to leverage our portfolio, which would magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us;

•	Our investment portfolio will be recorded at fair value, with our Board of Directors having final responsibility for overseeing, reviewing and approving, in good faith, its estimate of fair value and, as a result, there will be uncertainty as to the value of our portfolio investments;

•	We may experience fluctuations in our quarterly results;

•	We will become subject to corporate-level income tax if we are unable to qualify as a RIC under Subchapter M of the Code;

•	Shares of closed-end management investment companies, including Oxford Lane Capital, have in the past frequently traded at discounts to their net asset values, and we cannot assure you that the market price of shares of our common stock will not decline below our net asset value per share;

•	Our common stock price may be volatile and may decrease substantially;

•	There is a risk that our stockholders may not receive distributions or that our distributions may not grow or may be reduced over time, including on a per share basis as a result of the dilutive effects of this offering;

•	Regulations governing our operation as a registered closed-end management investment company affect our ability to raise additional capital and the way in which we do so. The raising of debt capital may expose us to risks, including the typical risks associated with leverage.

[Insert risk factors applicable to the notes.]

See “Risk Factors” beginning on page [ ] of the accompanying prospectus. In addition, the other information included in this prospectus supplement and the accompanying prospectus contains a discussion of factors you should carefully consider before deciding to invest in our notes.

Operating and Regulatory Structure

Oxford Lane Capital is a Maryland corporation that is a non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end fund, we are required to meet regulatory tests. See “Regulation as a Registered Closed-End Investment Company.” We may also borrow funds to make investments. In addition, we intend to elect to be treated for federal income tax purposes, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code. See “Material U.S. Federal Income Tax Considerations.”

Our investment activities are managed by Oxford Lane Management and supervised by our Board of Directors. Oxford Lane Management is an investment adviser that is registered under the Advisers Act. Under our Investment Advisory Agreement, we have agreed to pay Oxford Lane Management an annual base management fee based on our gross assets as well as an incentive fee based on our performance. See “Investment Advisory Agreement.” We have also entered into an administration agreement with BDC Partners, which we refer to as the Administration Agreement, under which we have agreed to reimburse BDC Partners for our allocable portion of overhead and other expenses incurred by BDC Partners in performing its obligations under the Administration Agreement, including furnishing us with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities, as well as providing us with other administrative services. See “Administration Agreement.”

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BDC Partners also serves as the managing member of Oxford Lane Management. Messrs. Cohen and Rosenthal, in turn, serve as the managing member and non-managing member, respectively, of BDC Partners.

Our Corporate Information

Our offices are located at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830, and our telephone number is (203) 983-5275.

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SPECIFIC TERMS OF OUR NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the notes (the “Notes”) that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

[Insert material terms of the Notes in tabular form to the extent required to be disclosed by applicable law or regulation.]

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RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

[Insert risk factors applicable to the Notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of a CLO vehicle’s portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of a CLO vehicle’s portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from our investments.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair the ability of a CLO vehicle’s portfolio companies to continue to operate, which could lead to the loss of some or all of our investment in such CLO vehicle;

•	a contraction of available credit and/or an inability to access the equity markets could impair our investment activities;

•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•	currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement, the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this prospectus supplement and the accompanying prospectus. However, we will update this prospectus supplement and the accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the “Securities Act.”

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CAPITALIZATION

The following table sets forth:

•	the actual capitalization of Oxford Lane Capital Corp. at , 20 ; and

•	the pro forma capitalization of Oxford Lane Capital Corp. to give effect to the sale of $ aggregate principal amount of Notes assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $ million payable by us and estimated offering expenses of approximately $ payable by us.

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and our “Business” section and financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	Oxford Lane Capital Corp.	Oxford Lane Capital Corp.
	Actual	Pro Forma
	(in thousands)	(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Notes payable net of discount	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, shares issued and outstanding, as adjusted, respectively		$
Capital in excess of par value		$
Total stockholders’ equity		$

S-12

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $ million aggregate principal amount of Notes in this offering will be approximately $ million (or approximately $ million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $ million (or approximately $ million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $ million payable by us.

We intend to use the net proceeds from the sale of our securities pursuant to this prospectus supplement for acquiring investments in accordance with our investment objective and strategies described in this prospectus supplement and for general working capital purposes. We may also pay operating expenses, including advisory and administrative fees and expenses, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds of this offering.

We anticipate that substantially all of the net proceeds of this offering will be used for the above purposes within approximately [ ] to [ ] months from the consummation of such offering, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you we will achieve our targeted investment pace.

Pending such investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality investments that mature in one year or less from the date of investment. The management fee payable by us will not be reduced while our assets are invested in such securities. See “Regulation as a Closed-End Investment Company — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

[Include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

S-13

RATIO OF EARNINGS TO FIXED CHARGES

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

S-14

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding material federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

S-15

UNDERWRITING

[ ] is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the purchase agreement dated [ ], each underwriter named below severally agrees to purchase the aggregate principal amount of Notes indicated in the following table:

Underwriter	Principal Amount

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the purchase agreement if any of these Notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

[Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $ aggregate principal amount of the Notes offered hereby at the public offering price within days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the above table.]

Commissions and Discounts

An underwriting discount of % per Note will be paid by us. [This underwriting discount will also apply to any Notes purchased pursuant to the overallotment option.]

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. [The information assumes either no exercise or full exercise by the underwriters of their overallotment option.]

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

S-16

[The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.]

[No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing for a period of days after the date of this prospectus supplement without first obtaining the written consent of [ ]. This consent may be given at any time without public notice.]

[Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on . We expect trading in the Notes on to begin within days after the original issue date. Currently there is no public market for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.]

Price Stabilizations and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Potential Conflicts of Interest

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

S-17

Sales Outside the U.S.

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

S-18

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the dealer manager by [ ].

EXPERTS

The financial statements as of March 31, 2012 and for the year ended March 31, 2012 included in the accompanying prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We are required to file with or submit to the SEC annual, semi-annual and quarterly reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. This information is also available free of charge by contacting us at Oxford Lane Capital Corp., 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830, by telephone at (203) 983-5275, or on our website at http://www.oxfordlanecapital.com.

S-19

$[ ]

Oxford Lane Capital Corp.

% [Insert ranking/conversion information] Notes Due [ ]

PRELIMINARY PROSPECTUS SUPPLEMENT

, 20